Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2008 relating to the financial statements of Global Energy, Inc. (a development stage entity), which appears in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

Kesselman & Kesselman
Tel Aviv, Israel
January 5, 2009